Exhibit 23.00


[KPMG Peat Marwick LLP Letterhead]




                          Independent Auditors' Consent



The Board of Directors
Comdisco, Inc.:

We consent to incorporation by reference in Registration Statement No. 2-76569 on Form S-8, Registration Statement No. 33-20715 on Forms S-8 and S-3, Registration Statement No. 333-29813 on Form S-3 and Registration Statement No. 333-15401 on Form S-3 of Comdisco, Inc. of our reports dated November 7, 1997, relating to the consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended September 30, 1997 which reports appear, or are incorporated by reference, in the September 30, 1997 annual report on Form 10-K of Comdisco, Inc.



                                               /s/  KPMG Peat Marwick LLP



Chicago, Illinois
December 19, 1997